                                                                   Exhibit 11.01


                    APPLIED IMAGING CORP. AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
               (Unaudited, in thousands, except per share data)

                                              Three Months Ended    Nine Months Ended
                                                September 30,        September 30,
                                                    1996                  1996
                                              ------------------    ------------------
Weighted average common shares outstandin            1,152,964             1,107,588

Common stock equivalents -
             preferred stock                         2,939,006             2,939,006

Common stock equivalents accounted for
under staff accounting bulletin no. 83:

    Preferred stock                                  1,106,217             1,106,217
    Employee stock options                             217,140               217,140
    Preferred stock warrants                           340,010               340,010
                                              ------------------    ------------------

    Total weighted average common
    shares outstanding                               5,755,337             5,709,961
                                              ==================    ==================


Net loss                                              (689,000)           (1,924,000)
                                              ==================    ==================


Net income (loss) per share                   $          (0.12)     $          (0.34)
                                              ==================    ==================